EXHIBIT 4.3

AMENDMENT NO. 2

TO

WARRANT

This AMENDMENT NO. 2 TO WARRANT (this “Amendment”) is entered into as of March 24, 2021, by and among Cadiz Inc., a Delaware corporation (the “Company”), and Apollo Special Situations Fund, L.P. (“Investor”), with reference to the following:

A.        The Company and Investor are parties to that certain Credit Agreement, dated as of May 1, 2017 (as amended by the Waiver and Amendment No. 1 to Credit Agreement dated as of March 4, 2020, Amendment No. 2 to Credit Agreement dated as of the date hereof and as may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Company, the other borrowers party thereto, Investor, as a lender, the other lenders party thereto from time to time, and Wells Fargo Bank, National Association as agent.

B.        In connection with the Credit Agreement, the Company issued to Investor that certain Warrant to Purchase 357,500 Shares (Subject to Adjustment) of Common Stock of the Company, on May 25, 2017 (as may be amended, restated, supplemented or otherwise modified from time to time, the “Warrant”).  Capitalized terms used but not defined in this Amendment No. 2 have the meanings ascribed to them in the Warrant.

C.        Pursuant to the Letter Agreement, dated as of November 8, 2017, by and between the Company and Investor, the number of shares underlying the Warrant was increased to 362,500 (subject to adjustment as set forth in the Warrant).

D.        On the date hereof, the Company and Investor intend to enter into Amendment No. 2 to Credit Agreement to amend the Credit Agreement on the terms and conditions set forth therein.

E.         In connection with Amendment No. 2 to Credit Agreement, the Company and Investor also desire to amend the Warrant on the terms and conditions set forth herein.  Investor is the only holder of outstanding Warrants as of the date hereof and constitutes the “Required Holders” under the Warrants.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants hereinafter contained, the receipt and sufficiency of which are hereby acknowledged, Investor and the Company agree as follows:

1.	Recitals. Each of the foregoing recitals is incorporated herein as if fully set forth herein.

2.	Amendments to Warrant. The Warrant is hereby amended as follows:

a.	Section 1 of the Warrant is hereby amended by amending and restating the definition of “Exercise Price” in its entirety as follows:

““Exercise Price” means, in respect of a share of Warrant Stock at any date herein specified, $0.01 per share.”

b.	Section 4.13 of the Warrant is hereby amended and restated in its entirety as follows:

“4.13 Exercise Price. At no time shall the Exercise Price per share of Warrant Stock exceed $0.01 per share; provided, that in no event shall the Exercise Price be adjusted to equal less than $0.01 per share.  The Company will not increase the stated or par value per share, if any, of the Common Stock above the Exercise Price per share in effect immediately prior to such increase in stated or par value.”

c.

Article 4 of the Warrant is hereby amended by deleting (i) Sections 4.1, 4.2 and 4.3 and 4.10 in their entirety and replacing each with “[Reserved]” and (ii) Section 4.17 in its entirety, and all references in the Warrant to such Sections shall be disregarded and of no force or effect.

3.

Ratifications. Except as expressly amended or waived hereby, the terms and provisions of the Warrant remain unchanged, are and shall remain in full force and effect unless and until modified or amended in writing in accordance with their terms, and are hereby ratified and confirmed. This Amendment shall be considered one of the Loan Documents and any reference to “Loan Documents” contained in the Credit Agreement or any document, instrument or agreement executed in connection with the Credit Agreement shall be deemed to include this Amendment.

4.	Miscellaneous Provisions. Section 11 of the Warrant is hereby incorporated by reference herein, mutatis mutandis.

[The remainder of the page is intentionally left blank]

IN WITNESS WHEREOF, the Company and Investor have caused this Amendment to be duly executed as of the date first written above.

COMPANY: CADIZ INC. By: /s/ Stanley E. Speer Name: Stanley E. Speer Title: Chief Financial Officer

IN WITNESS WHEREOF, the Company and Investor have caused this Amendment to be duly executed as of the date first written above.

INVESTOR:

APOLLO SPECIAL SITUATIONS FUND, L.P.

By:      Apollo Special Situations Advisors,

 L.P., its general partner

By:      Apollo Special Situations Advisors,

 GP, LLC, its general partner

By:  /s/ James Elworth

 Name:  James Elworth

 Title:  Vice President